QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

        See Item 8.01 of the accompanying Current Report on Form 8-K for a discussion of the facts surrounding, rationale for and other matters involving the following disclosure. The following information replaces Item 1 Consolidated Financial Statements (unaudited) previously filed in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 for Hanger Orthopedic Group. All other portions of such Quarterly Report on Form 10-Q are unchanged.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,609	$84,558
Short-term investments	—	4,976
Accounts receivable, less allowance for doubtful accounts of $14,537 and $10,526 in 2010 and 2009, respectively	104,610	105,480
Inventories	98,606	91,289
Prepaid expenses, other assets, and income taxes receivable	15,995	8,380
Deferred income taxes	12,743	15,167

Total current assets	327,563	309,850

PROPERTY, PLANT AND EQUIPMENT
Land	864	864
Buildings	4,551	4,599
Furniture and fixtures	15,064	14,007
Machinery and equipment	49,755	45,803
Leasehold improvements	56,499	52,174
Computer and software	65,057	59,980

Total property, plant and equipment, gross	191,790	177,427
Less accumulated depreciation	126,357	115,116

Total property, plant and equipment, net	65,433	62,311

INTANGIBLE ASSETS
Goodwill	494,399	484,422
Patents and other intangible assets, net	7,928	7,516

Total intangible assets, net	502,327	491,938

OTHER ASSETS
Debt issuance costs, net	4,294	5,660
Other assets	3,943	5,277

Total other assets	8,237	10,937

TOTAL ASSETS	$903,560	$875,036

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$6,238	$8,835
Accounts payable	22,995	27,552
Accrued expenses	22,991	19,223
Accrued interest payable	6,268	1,776
Accrued compensation related costs	29,960	35,800

Total current liabilities	88,452	93,186

LONG-TERM LIABILITIES
Long-term debt, less current portion	399,091	401,637
Deferred income taxes	41,115	37,973
Other liabilities	27,149	26,347

Total liabilities	555,807	559,143

COMMITMENTS AND CONTINGENCIES (Note H)
SHAREHOLDERS' EQUITY
Common stock, $.01 par value; 60,000,000 shares authorized, 33,643,401 and 32,992,674 shares issued in 2010 and 2009, respectively	336	330
Additional paid-in capital	242,574	233,111
Accumulated other comprehensive loss	(1,353)	(3,056)
Retained earnings	106,852	86,164

	348,409	316,549
Treasury stock, at cost (141,154 shares)	(656)	(656)

Total shareholders' equity	347,753	315,893

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$903,560	$875,036

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED INCOME STATEMENTS

For the Three and Nine Months Ended September 30,

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales	$206,749	$192,296	$590,874	$554,966
Cost of goods sold-materials	63,373	58,887	179,776	168,784
Personnel costs	70,108	66,976	209,429	196,783
Other operating expenses	42,507	38,669	118,531	114,085
Relocation expenses	7,975	—	14,220	—
Depreciation and amortization	4,471	4,002	13,242	12,265

Income from operations	18,315	23,762	55,676	63,049
Interest expense	7,636	7,692	22,684	22,727

Income before taxes	10,679	16,070	32,992	40,322
Provision for income taxes	3,755	6,428	12,303	16,129

Net income	$6,924	$9,642	$20,689	$24,193

Basic Per Common Share Data
Net income	$0.21	$0.31	$0.64	$0.77

Shares used to compute basic per common share amounts	32,377,237	31,578,889	32,097,084	31,263,458

Diluted Per Common Share Data
Net income	$0.21	$0.30	$0.63	$0.76

Shares used to compute diluted per common share amounts	32,866,487	32,214,321	32,784,479	31,938,613

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30,

(Dollars in thousands)

(Unaudited)

	2010	2009
Cash flows from operating activities:
Net income	$20,689	24,193
Adjustments to reconcile net income to net cash provided by operating activities:
Gain (loss) on disposal of assets and auction rate securities	704	(123)
Unrealized gain on interest rate swap	—	(167)
Provision for bad debts	12,213	12,516
Provision for income taxes	4,052	1,076
Depreciation and amortization	13,242	12,265
Amortization of debt issuance costs	1,366	1,366
Compensation expense on restricted stock	5,920	5,429
Other	(93)	—
Changes in assets and liabilities, net of effects of acquired companies:
Accounts receivable	(10,038)	(8,094)
Inventories	(7,604)	(2,391)
Prepaid expenses, other current assets, and income taxes receivable	(7,873)	1,722
Other assets	(76)	36
Accounts payable	(1,154)	(573)
Accrued expenses and accrued interest payable	11,010	4,294
Accrued compensation related costs	(5,865)	(7,983)
Other liabilities	2,429	2,583

Net cash provided by operating activities	38,922	46,149

Cash flows from investing activities:
Purchase of property, plant and equipment (net of acquisitions)	(19,743)	(12,675)
Acquisitions and contingent purchase price (net of cash acquired)	(9,385)	(2,512)
Proceeds from sale of marketable securities	6,494	—
Proceeds from sale of property, plant and equipment	72	303

Net cash used in investing activities	(22,562)	(14,884)

Cash flows from financing activities:
Repayment under revolving credit facility	—	(15,253)
Repayment of term loan	(1,731)	(539)
Scheduled repayment of seller's notes	(1,934)	(2,045)
Proceeds from issuance of common stock	2,013	2,941
Proceeds from line of credit	—	3,600
Repayment of line of credit	(3,657)	—

Net cash used in financing activities	(5,309)	(11,296)

Increase in cash and cash equivalents	11,051	19,969
Cash and cash equivalents, at beginning of period	84,558	58,413

Cash and cash equivalents, at end of period	$95,609	$78,382

The accompanying notes are an integral part of the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A—BASIS OF PRESENTATION

        The unaudited interim consolidated financial statements as of and for the three and nine months ended September 30, 2010 and 2009 have been prepared by Hanger Orthopedic Group, Inc. (the "Company") pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial reporting. These consolidated statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary for a fair statement for the periods presented. The year-end consolidated data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America ("GAAP"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the full fiscal year.

        These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2009, filed by the Company with the SEC.

NOTE B—SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. At various times throughout the year, the Company maintains cash balances in excess of Federal Deposit Insurance Corporation limits.

Inventories

        Inventories, which consist principally of raw materials, work in process and finished goods, are stated at the lower of cost or market using the first-in, first-out method. For its patient-care centers segment, the Company calculates cost of goods sold-materials in accordance with the gross profit method for all reporting periods. The Company bases the estimates used in applying the gross profit method on the actual results of the most recently completed fiscal year and other factors, such as a change in the sales mix or changes in the trend of purchases. Cost of goods sold-materials during the interim periods are reconciled and adjusted when the annual physical inventory is taken. The Company treats these adjustments as changes in accounting estimates.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        For its distribution segment, a perpetual inventory is maintained. Management adjusts the reserve for inventory obsolescence whenever the facts and circumstances indicate that the carrying cost of certain inventory items is in excess of its market price. Shipping and handling activities are reported as part of cost of goods sold-materials.

Fair Value

        Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements and disclosures, which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. The authoritative guidance requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy by which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;
Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability;
Level 3	unobservable inputs, such as discounted cash flow models and valuations.

        The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

        Effective January 1, 2008, the Company adopted the authoritative guidance regarding the option to fair value financial assets and liabilities that permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.

        Effective January 1, 2009, the Company adopted the authoritative guidance for fair value measurements and disclosures for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. As of September 30, 2010, there has been no impact to the Company's consolidated financial statements related to the application of fair value measurements and disclosures guidance for non-financial assets and liabilities.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following is a listing of the Company's assets and liabilities measured at fair value on a recurring basis and where they are classified within the hierarchy as of September 30, 2010 and December 31, 2009, respectively:

	September 30, 2010 (unaudited)				December 31, 2009 (unaudited)
(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Marketable Securities
Money market funds	$77,015	$—	$—	$77,015	$78,590	$—	$—	$78,590
Trading Securities
Auction rate securities	—	—	—	—	—	—	4,660	4,660
Rights on auction rate securities	—	—	—	—	—	—	315	315
Available-for-sale debt securities
Auction rate securities	—	—	—	—	—	—	1,387	1,387

	$77,015	$—	$—	$77,015	$78,590	$—	$6,362	$84,952

(in thousands)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Derivatives
Interest rate swaps	$—	$2,732	$—	$2,732	$—	$5,256	$—	$5,256

        During the nine months ended September 30, 2010 and, 2009, assets and liabilities that were measured at fair value using Level 3 inputs had the following activity:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
For the nine months ended September 30, 2010	Auction Rate Securities	Rights	Total
Balance as of December 31, 2009	$6,047	$315	$6,362
Total unrealized gains (losses)
Included in earnings	(160)	4	(156)
Included in accumulated other comprehensive loss	313	—	313
Settlements	(6,200)	(319)	(6,519)

Balance as of September 30, 2010 (unaudited)	$—	$—	$—

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

For the nine months ended September 30, 2009	Auction Rate Securities	Rights	Total
Balance as of December 31, 2008	$5,465	$1,006	$6,471
Total unrealized gains (losses)
Included in earnings	660	(652)	8
Included in accumulated other comprehensive loss	(289)	—	(289)

Balance as of September 30, 2009 (unaudited)	$5,836	$354	$6,190

        Investments:    Trading securities consist of auction rate securities accounted for in accordance with authoritative guidance for investments in debt and equity securities. Trading securities are reported at fair value with unrealized gains and losses included in earnings. Securities purchased to be held for indeterminate periods of time and not intended at the time of purchase to be held until maturity are classified as available-for-sale securities with any unrealized gains and losses reported as a separate component of accumulated other comprehensive loss on our consolidated balance sheets. The Company's management continually evaluates whether any marketable investments have been impaired and, if so, whether such impairment is temporary or other than temporary.

        Our investments consisted of two auction rate securities ("ARS") totaling $7.5 million of par value, $5.0 million was collateralized by Indiana Secondary Market Municipal Bond—1998 ("Indiana ARS") and $2.5 million was collateralized by Primus Financial Products Subordinated Deferrable Interest Notes ("Primus ARS"). ARS are securities that are structured with short-term interest rate reset dates which generally occur every 28 days and are linked to LIBOR. At the reset date, investors can attempt to sell via auction or continue to hold the securities at par. The Company's ARS are reported at fair value. The fair values of our ARS were estimated through use of discounted cash flow models. These models consider, among other things, the timing of expected future successful auctions, collateralization of underlying security investments and the credit worthiness of the issuer. Since these inputs are not observable in an active market, they are classified as Level 3 inputs under the fair value accounting rules discussed above under "Fair Value".

        On November 4, 2008, the Company agreed to accept Auction Rate Security Rights ("the Rights") related to the Indiana ARS from UBS offered through a prospectus filed on October 7, 2008. The Rights permit the Company to sell, or put, the Indiana ARS back to UBS at par value of $5.0 million, at any time during the period from June 30, 2010 through July 2, 2012 and to obtain a credit line from UBS collateralized by the ARS. The Company elected to classify the Rights and our investments in the Indiana ARS as trading securities in accordance with the authoritative guidance for accounting for investments in debt and equity securities.

        In May 2010, the Company sold its investment in the Primus ARS for $1.5 million in cash proceeds. The Company recognized a loss on the sale of the auction rate securities of $0.2 million, which is the difference between the amortized cost basis of $1.7 million and the cash proceeds of $1.5 million received from the sale of the Primus ARS. The loss was reported in other expense on the Company's income statement.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        On July 1, 2010, the Company exercised its right to put the ARS back to UBS at par value of $5.0 million. The $5.0 proceeds were received on July 1, 2010. As part of the settlement, the Company closed out a $3.6 million line of credit with UBS that the Company obtained as part of the buyback agreement originally executed in November 2008, with net cash proceeds of approximately $1.4 million. As of September 30, 2010 and December 31, 2009, the Company determined the fair value of the Rights was $0 and $0.3 million, respectively, and the fair value of the ARS was $0 and $4.7 million, respectively. The change in the fair value of the Rights and the ARS during the nine months ended September 30, 2010 are reflected as components of earnings.

        Interest Rate Swaps:    The Company utilizes interest rate swaps to manage its exposures to interest rate risk associated with the Company's variable rate borrowings. The authoritative guidance for derivatives and hedging requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the Company's consolidated balance sheets. In accordance with the authoritative guidance, the Company designates the interest rate swaps as cash flow hedges of variable-rate borrowings. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of accumulated other comprehensive loss and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing hedge ineffectiveness are recognized in earnings.

        In May 2008, the Company entered into two interest rate swap agreements under which $150.0 million of the Company's variable rate term loans were converted to a fixed rate of 5.4%. The fair value of each interest rate swap is an estimate of the present value of the expected future cash flows the Company is to receive under the applicable interest rate swap agreement. The valuation models used to determine the fair value of the interest rate swaps are based upon the forward yield curve of one month LIBOR (Level 2 inputs), the hedged interest rate, and other factors including counterparty credit risk. The agreements, which expire April 2011, qualify as cash flow hedges in accordance with the authoritative guidance for derivatives and hedging for the three and nine months ended September 30, 2010. The Company's interest rate swaps qualified for hedge accounting, so any adjustments in fair value related to the effective portion of the interest rate swaps were not required to be recognized through the income statement.

        Since their inception, the fair value of the interest rate swaps has declined to $2.7 million. Of the decline, $2.2 million related to the effective portion of the interest rate swaps and was reported as a component of accumulated other comprehensive loss on our consolidated balance sheets. The total liability, $2.7 million, is reported in accrued expenses on the Company's consolidated balance sheet as of September 30, 2010. As of December 31, 2009, liabilities from the interest rate swap were $5.3 million, with $4.4 million reported in accrued expenses, with the remainder reported in other liabilities. Of the $5.3 million in liabilities reported as of December 31, 2009, $4.8 million of the decline was related to the effective portion of the interest rate swaps and was reported as a component of accumulated other comprehensive loss on our consolidated balance sheets.

Fair Value of Financial Instruments

        The carrying value of the Company's short-term financial instruments, such as receivables and payables, approximate their fair values, based on the short-term maturities of these instruments. The carrying value of the Company's long-term debt, excluding the Senior Notes, approximates fair value

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

based on rates currently available to the Company for debt with similar terms and remaining maturities. The fair value of the Senior Notes, at September 30, 2010, was $183.1 million, as compared to the carrying value of $175.0 million at that date. The fair values of the Senior Notes were based on quoted market prices at September 30, 2010.

Revenue Recognition

        Revenues in our patient care centers are derived from the sale of orthotic and prosthetic ("O&P") devices and the maintenance and repair of existing devices. The sale of O&P devices includes the design, fabrication, assembly, fitting and delivery of a wide range of braces, limbs and other devices. Revenues from the sale of these devices are recorded when (i) acceptance by and delivery to the patient has occurred; (ii) persuasive evidence of an arrangement exists and there are no further obligations to the patients; (iii) the sales price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenues from maintenance and repairs are recognized when the service is provided. Revenues from the sale of O&P devices to customers by our distribution segment are recorded upon the shipment of products, in accordance with the terms of the invoice, net of merchandise returns received and the amount established for anticipated returns. Discounted sales are recorded at net realizable value.

        Revenue at the patient-care centers segment is recorded net of all contractual adjustments and discounts. The Company employs a systematic process to ensure that sales are recorded at net realizable value and that any required adjustments are recorded on a timely basis. The contracting module of our centralized, computerized billing system is designed to record revenue at net realizable value based on our contract with the patient's insurance company. Updated billing information is received periodically from payors and is uploaded into our centralized contract module and then disseminated, electronically, to all patient-care centers.

        Disallowed sales generally relate to billings to payors with whom the Company does not have a formal contract. In these situations the Company records the sale at usual and customary rates and simultaneously recognizes a disallowed sale to reduce the sale to net value, based on its historical experience with the payor in question. Disallowed sales may also result if the payor rejects or adjusts certain billing codes. Billing codes are frequently updated. As soon as updates are received, the Company reflects the change in its centralized billing system.

        As part of the Company's preauthorization process with payors, it validates its ability to bill the payor, if applicable, for the service provided before the delivery of the device. Subsequent to billing for devices and services, there may be problems with pre-authorization or with other insurance coverage issues with payors. If there has been a lapse in coverage, the patient is financially responsible for the charges related to the devices and services received. If the Company is unable to collect from the patient, a bad debt expense is recognized.

        Occasionally, a portion of a bill is rejected by a payor due to a coding error on the Company's part and the Company is prevented from pursuing payment from the patient due to the terms of its contract with the insurance company. The Company appeals these types of decisions and is generally successful. This activity is factored into the Company's methodology of determining the estimate for the allowance for doubtful accounts. The Company recognizes, as reduction of sales, a disallowed sale for any claims that it believes will not be recovered and adjusts future estimates accordingly.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B—SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Certain accounts receivable may be uncollectible, even if properly pre-authorized and billed. Regardless of the balance, accounts receivable amounts are periodically evaluated to assess collectibility. In addition to the actual bad debt expense recognized during collection activities, the Company estimates the amount of potential bad debt expense that may occur in the future. This estimate is based upon historical experience as well as a review of the receivable balances.

        On a quarterly basis, the Company evaluates cash collections, accounts receivable balances and write-off activity to assess the adequacy of the allowance for doubtful accounts. Additionally, a Company-wide evaluation of collectibility of receivable balances older than 180 days is performed at least semi-annually, the results of which are used in the next allowance analysis. In these detailed reviews, the account's net realizable value is estimated after considering the customer's payment history, past efforts to collect on the balance and the outstanding balance, and a specific reserve is recorded if needed. From time to time, the Company may outsource the collection of such accounts to outsourced agencies after internal collection efforts are exhausted. In the cases when valid accounts receivable cannot be collected, the uncollectible account is written off to bad debt expense.

Segment Information

        The Company applies a "management" approach to disclosure of segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the basis of the Company's reportable segments. The description of the Company's reportable segments and the disclosure of segment information are presented in Note L.

New Accounting Guidance

        In January 2010, the FASB issued additional authoritative guidance for fair value measurements and disclosures. This includes the disclosure of significant transfers in and out of Level 1 and 2 measurements and describing the reasons for the transfers, reporting of information separately for purchases, sales, issuances, and settlements within Level 3 measurements, level of disaggregation, and input and valuation techniques. The additional authoritative guidance, except for the reporting of information within Level 3 measurements was effective January 1, 2010. The adoption of the additional guidance on January 1, 2010 did not have a material impact on the Company's consolidated financial statements. The additional authoritative guidance for the reporting of activity for purchases, sales, issuances, and settlements within Level 3 measurements is effective January 1, 2011. The Company believes the impact of the additional authoritative guidance for fair value measurements and disclosures for Level 3 measurements will not have a material impact on the Company's consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C—SUPPLEMENTAL CASH FLOW FINANCIAL INFORMATION

        The supplemental disclosure requirements for the statements of cash flows are as follows:

	Nine Months Ended September 30,
(In thousands)	2010	2009
	(Unaudited)	(Unaudited)
Cash paid during the period for:
Interest	$16,835	$17,641
Income taxes	$13,282	$13,199
Non-cash financing and investing activities:
Unrealized loss on auction rate securities	$—	$(174)
Unrealized gain on interest rate swaps	$1,514	$550
Issuance of notes in connection with acquistions	$2,700	$1,641
Issuance of restricted shares of common stock	$9,462	$1,541

NOTE D—ACQUISITIONS

        Effective January 1, 2009, the Company adopted the revised authoritative guidance for business combinations, which provides revised guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects.

        During the nine months ended September 30, 2010, the Company acquired three entities consisting of five new patient care centers for a purchase price of $11.4 million, consisting of $7.0 million in cash, $2.7 million in promissory notes, and $1.7 million in contingent consideration payable within the next two years. The Company recorded approximately $9.0 million of goodwill and incurred approximately $0.1 million of transaction costs related to these acquisitions. Pro forma results would not be materially different.

        During the nine months ended September 30, 2009 the Company acquired two entities consisting of five patient care centers for an aggregate purchase price of $3.9 million, consisting of $2.2 million in cash, $0.9 million in promissory notes, and $0.8 million in contingent consideration payable within the next two years. The Company recorded approximately $3.5 million of goodwill and incurred approximately $0.1 million of transaction costs related to these acquisitions. The results of operations for these acquisitions are included in the Company's results of operations from the date of acquisition. Pro forma results would not be materially different.

        In connection with contingent consideration agreements with acquisitions completed prior to adoption of the revised authoritative guidance for business combinations becoming effective, the Company made payments of $1.3 million and $0.9 million during the nine months ended September 30, 2010 and 2009, respectively. The Company has accounted for these amounts as additional purchase price, resulting in an increase in goodwill. The Company estimates that it may pay up to a total of $6.7 million related to contingent consideration provisions of acquisitions in future periods. Of the $6.7 million, $4.0 million is related to acquisitions completed after adoption of the revised authoritative guidance.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE D—ACQUISITIONS (Continued)

        On October 18, 2010, we announced the definitive agreement to purchase Accelerated Care Plus Corporation ("ACP") for $155.0 million in cash. We intend to finance this transaction through cash on hand and a concurrent refinancing of our senior credit facilities. See Note G for further discussion of refinancing. ACP is the nation's leading provider of integrated clinical programs for sub-acute and long-term care rehabilitation providers and having contracts to serve more than 4,000 out of a total market of approximately 15,000 skilled nursing facilities (SNF) nationwide, including 22 of the 25 largest national providers. ACP's unique value proposition is to provide its customers with a full-service "total solutions" approach encompassing proven medical technology, evidence-based clinical programs, and continuous onsite therapist education and training. Their services support increasingly-advanced treatment options for a broader patient population and more medically-complex conditions. The transaction is subject to customary closing conditions and is expected to close before the end of 2010.

NOTE E—GOODWILL

        The Company determined that it has two reporting units with goodwill, which are the same as its reportable segments: (i) patient-care centers and (ii) distribution. The Company completes its annual goodwill impairment analysis in October. The fair value of the Company's reporting units are primarily determined based on the income approach and considers the market and cost approach.

        The activity related to goodwill for the nine months ended September 30, 2010 and 2009 are as follows:

	Patient-Care Centers
(In thousands)	Goodwill	Accumulated Impairment Loss	Net	Distribution Goodwill	Total
Balance at December 31, 2009	$491,842	$(45,808)	$446,034	$38,388	$484,422
Additions due to acquisitions	9,007	—	9,007	—	9,007
Additions due to contingent considerations	970	—	970	—	970

Balance at September 30, 2010	$501,819	$(45,808)	$456,011	$38,388	$494,399

	Patient-Care Centers
(In thousands)	Goodwill	Accumulated Impairment Loss	Net	Distribution Goodwill	Total
Balance at December 31, 2008	$477,831	$(45,808)	$432,023	$38,388	$470,411
Additions due to acquisitions	5,434	—	5,434	—	5,434
Additions due to contingent considerations	223	—	223	—	223

Balance at September 30, 2009	$483,488	$(45,808)	$437,680	$38,388	$476,068

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F—INVENTORIES

        Inventories, which are recorded at the lower of cost or market using the first-in, first-out method, were as follows:

(In thousands)	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Raw materials	$34,754	$34,157
Work-in-process	44,268	38,814
Finished goods	19,584	18,318

	$98,606	$91,289

NOTE G—LONG TERM DEBT

        Long-term debt consists of the following:

(In thousands)	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Revolving Credit Facility	$—	$—
Line of Credit	—	3,628
Term Loan	220,225	221,956
10 1/4% Senior Notes due 2014	175,000	175,000
Subordinated seller notes, non-collateralized, net of unamortized discount with principal and interest payable in either monthly, quarterly or annual installments at effective interest rates ranging from 3.00% to 7.00%, maturing through October 2014	10,104	9,888

	405,329	410,472
Less current portion	(6,238)	(8,835)

	$399,091	$401,637

Revolving Credit Facility

        The $75.0 million Revolving Credit Facility (the "Facility") matures on May 26, 2011 and bears interest, at the Company's option, at LIBOR plus 2.75% or a Base Rate (as defined in the credit agreement) plus 1.75%. The obligations under the Facility are guaranteed by the Company's subsidiaries and are secured by a first priority perfected interest in the Company's subsidiaries' shares, all of the Company's assets and all the assets of the Company's subsidiaries. The Company was notified by Lehman Commercial Paper, Inc. ("LCPI"), a subsidiary of Lehman Brothers Holdings, Inc. ("Lehman") that they were unable to continue their commitment under the Facility. LCPI's total commitment was $17.8 million of our total $75.0 million dollar facility. On October 23, 2009, Barclays Bank PLC replaced $10.0 million of the $17.8 million defaulted Lehman commitment under the Facility. The Facility requires compliance with various covenants including but not limited to a maximum total leverage ratio of 6.5 times EBITDA (as defined in the credit agreement) and a maximum annual capital expenditures limit of $50.0 million, plus an unused portion of such amount from the previous fiscal year. As of September 30, 2010, the Company was in compliance with all such

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—LONG TERM DEBT (Continued)

covenants and had $63.5 million available under the Facility, net of LCPI's remaining $7.8 million commitment and $3.7 million of outstanding letters of credit.

Line of Credit

        On April 6, 2009, the Company obtained a collateralized line of credit from UBS in conjunction with the Rights agreement. The credit line was collateralized by our Indiana ARS and allowed the Company to borrow up to the fair market value of the ARS not to exceed its $5.0 million par value. The Company had drawn $3.6 million, which was the maximum currently allowed under the agreement. The credit line has no net cost to the Company as it bears interest in the amount equal to the income on the ARS. On July 1, 2010, the Company settled the $3.6 million line of credit with UBS in conjunction with settling the Rights agreement.

Term Loan

        The $230.0 million Term Loan matures on May 26, 2013 and requires quarterly principal and interest payments that commenced on September 30, 2006. From time to time, mandatory payments may be required as a result of capital stock issuances, additional debt incurrences, asset sales or other events as defined in the credit agreement. The obligations under the Term Loan are guaranteed by the Company's subsidiaries and are secured by a first priority perfected interest in the Company's subsidiaries' shares, all of the Company's assets and all the assets of the Company's subsidiaries. The Term Loan is subject to covenants that mirror those of the Revolving Credit Facility. The Company secured, effective March 13, 2007, certain amendments to the Term Loan that included reducing the margin over LIBOR that the Company pays as interest under the existing Term Loan from 2.50% to 2.00%. The Term Loan bears interest, at the Company's option, at LIBOR plus 2.00% or a Base Rate (as defined in the credit agreement) plus 1.00%. At September 30, 2010, the interest rate on the Term Loan was 2.26%.

10 1/4% Senior Notes

        The 10 1/4% Senior Notes, entered into on May 26, 2006, mature June 1, 2014, are senior indebtedness and are guaranteed on a senior unsecured basis by all of the Company's current and future domestic subsidiaries. Interest is payable semi-annually on June 1 and December 1, and commenced on December 1, 2006.

        The notes were not redeemable at the Company's option prior to June 1, 2010. On or after June 1, 2010, the Company may redeem all or part of the notes upon not less than 30 days and no more than 60 days' notice, for the twelve-month period beginning on June 1 of the following years; at (i) 105.125% through May 31, 2011; (ii) 102.563% through May 31, 2012; and (iii) 100.0% beginning June 1, 2013 and thereafter through June 1, 2014.

Debt Covenants

        The terms of the Senior Notes, the Revolving Credit Facility, and the Term Loan limit the Company's ability to, among other things, incur additional indebtedness, create liens, pay dividends on or redeem capital stock, make certain investments, make restricted payments, make certain dispositions of assets, engage in transactions with affiliates, engage in certain business activities and engage in

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G—LONG TERM DEBT (Continued)

mergers, consolidations and certain sales of assets. At September 30, 2010, the Company was in compliance with all covenants under these debt agreements.

Refinance

        On November 2, 2010 we issued $200.0 million of 7 1/8% Senior Notes due 2018 and used a portion of the proceeds to retire the $175.0 million of 10 1/4% Senior Notes due 2014 and to pay approximately $14.3 million in fees related to the transaction, with the remainder to be used for general corporate purposes. The 7 1/8% Senior Notes are senior indebtedness and are guaranteed on a senior unsecured basis by all of our current and future domestic subsidiaries. Interest is payable May 15th and November 15th of each year. In conjunction with this transaction, the Company will incur a loss on the extinguishment of the 10 1/4% Senior Notes of approximately $11.5 million.

        During October, we entered into a non-binding commitment letter with a group of financial institutions to refinance and expand our credit facilities to provide the necessary funding to complete the acquisition of ACP. The new credit facilities will consist of up to a $100.0 million revolving credit facility and up to $325.0 million in term loans. The Company expects to complete the refinancing during the fourth quarter of 2010, however no assurance can be made as to the Company's ability to complete the transaction at acceptable terms.

NOTE H—COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

        The Company's wholly-owned subsidiary, Innovative Neurotronics, Inc. ("IN, Inc."), is party to a non-binding purchase agreement under which it agreed to purchase assembled WalkAide System kits. As of September 30, 2010, IN, Inc. had outstanding purchase commitments of approximately $1.2 million that the Company expects to be fulfilled over the next three months.

Contingencies

        The Company is subject to legal proceedings and claims which arise from time to time in the ordinary course of its business, including additional payments under business purchase agreements. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a materially adverse effect on the financial position, liquidity or results of operations of the Company.

        The Company is also in a highly regulated industry and receives regulatory agency inquiries from time to time in the ordinary course of its business, including inquiries relating to the Company's billing activities. To date, these inquiries have not resulted in material liabilities, but no assurance can be given that future regulatory agencies' inquiries will be consistent with the results to date or that any discrepancies identified during a regulatory review will not have a material adverse effect on the Company's consolidated financial statements.

Guarantees and Indemnifications

        In the ordinary course of its business, the Company may enter into service agreements with service providers in which it agrees to indemnify or limit the service provider against certain losses and liabilities arising from the service provider's performance of the agreement. The Company has reviewed

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H—COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

its existing contracts containing indemnification clauses or guarantees and does not believe that its liability under such agreements will result in any material liability.

NOTE I—NET INCOME PER COMMON SHARE

        Basic per common share amounts are computed using the weighted average number of common shares outstanding during the period. Diluted per common share amounts are computed using the weighted average number of common shares outstanding during the period and dilutive potential common shares. Dilutive potential common shares consist of stock options and restricted shares, and are calculated using the treasury stock method.

        Net income per share is computed as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$6,924	$9,642	$20,689	$24,193

Shares of common stock outstanding used to compute basic per common share amounts	32,377,237	31,578,889	32,097,084	31,263,458
Effect of dilutive restricted stock and options(1)	489,250	635,432	687,395	675,155

Shares used to compute dilutive per common share amounts	32,866,487	32,214,321	32,784,479	31,938,613

Basic income per share	$0.21	$0.31	$0.64	$0.77
Diluted income per share	$0.21	$0.30	$0.63	$0.76

(1)
For both the three and nine months ended September 30, 2009, options to purchase 605,728 shares of common stock are not included in the computation of diluted income per share as these options are anti-dilutive because the exercise prices of the options were greater than the average market price of the Company's common stock for the period. For the three months ended September 30, 2010, options to purchase 228,023 shares of common stock are not included in the computation of diluted income per share as the options are anti-dilutive. There were no anti-dilutive options for the nine months ended September 30, 2010.

NOTE J—SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Company's unfunded noncontributory defined benefit plan (the "Plan") covers certain senior executives, is administered by the Company and calls for annual payments upon retirement based on years of service and final average salary. Benefit costs and liabilities balances are calculated based on certain assumptions including benefits earned, discount rates, interest costs, mortality rates and other factors. Actual results that differ from the assumptions are accumulated and amortized over future periods, affecting the recorded obligation and expense in future periods.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J—SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (Continued)

        The following assumptions were used in the calculation of the net benefit cost and obligation at September 30, 2010:

Discount rate	5.50%
Average rate of increase in compensation	3.25%

        The Company believes the assumptions used are appropriate, however, changes in assumptions or differences in actual experience may affect our benefit obligation and future expenses. The change in the Plan's net benefit obligation is as follows:

(In thousands)
Net benefit cost accrued at December 31, 2009	$14,138
Service cost	1,247
Interest cost	602

Net benefit cost accrued at September 30, 2010 (unaudited)	$15,987

NOTE K—STOCK-BASED COMPENSATION

        The Company utilizes the authoritative guidance using the modified prospective method. Under the modified prospective method, compensation expense related to awards granted prior to and unvested as of the adoption of the authoritative guidance is calculated in accordance with the authoritative guidance and recognized in the consolidated statements of operations over the requisite remaining service period; compensation expense for all awards granted after the adoption of the authoritative guidance is calculated according to the provisions of such guidance.

        The Company has issued options and restricted shares of common stock under two share-based compensation plans, one for employees and the other for the Board of Directors. On May 13, 2010, the stockholders of the Company approved the 2010 Omnibus Incentive Plan (the "2010 Plan") and terminated the Amended and Restated 2002 Stock Incentive and Bonus Plan (the "2002 Plan") and 2003 Non-Employee Directors' Stock Incentive Plan (the "2003 Plan"). No new awards will be granted under the 2002 Plan or the 2003 Plan; however, awards granted under either the 2002 Plan or the 2003 Plan that were outstanding will remain outstanding and continue to be subject to all of the terms and conditions of the 2002 Plan or the 2003 Plan.

        The 2010 Plan provides that 2.5 million shares of Common Stock are reserved for issuance, subject to adjustment as set forth in the 2010 Plan; provided, however, that only 1.5 million shares may be issued pursuant to the exercise of incentive stock options. Of these 2.5 million shares, 2.0 million are shares that are newly authorized for issuance under the 2010 Plan and 0.5 million are unissued shares not subject to awards that have been carried over from the shares previously authorized for issuance under the terms of the 2002 Plan and the 2003 Plan. Unless earlier terminated by the Board of Directors, the 2010 Plan will remain in effect until the earlier of (i) the date that is ten years from the date the plan is approved by the Company's stockholders, which is the effective date for the plan, namely May 13, 2020, or (ii) the date all shares reserved for issuance have been issued.

        At September 30, 2010, of the 2.5 million shares of common stock authorized for issuance under the Company's 2010 Plan, approximately 0.1 million shares have been issued.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K—STOCK-BASED COMPENSATION (Continued)

        Total unrecognized share-based compensation cost related to unvested restricted stock awards was approximately $11.8 million at September 30, 2010, and is expected to be expensed as compensation expense over approximately three years. The Company had no unrecognized expense related to its stock option grants for the periods ended September 30, 2010 and 2009.

        For the nine months ended September 30, 2010 and 2009, the Company has included approximately $5.9 million and $5.4 million, respectively, for share-based compensation cost in the accompanying condensed consolidated statements of income for the 2002 and 2003 Plans. Compensation expense primarily relates to restricted share grants, as the amount of expense related to options is immaterial in all periods presented. The Company calculates the fair value of stock options using the Black-Scholes model. The total value of the stock option awards is expensed ratably over the requisite service period of the employees receiving the awards.

NOTE L—SEGMENT AND RELATED INFORMATION

        The Company has identified two reportable segments in which it operates based on the products and services it provides. The Company evaluates segment performance and allocates resources based on the segments' income from operations.

        The reportable segments are: (i) patient-care services and (ii) distribution. The reportable segments are described further below:

        Patient-Care Services—This segment consists of the Company's owned and operated patient-care centers and fabrication centers of O&P components. The patient-care centers provide services to design and fit O&P devices to patients. These centers also instruct patients in the use, care and maintenance of the devices. Fabrication centers are involved in the fabrication of O&P components for both the O&P industry and the Company's own patient-care centers.

        Distribution—This segment distributes O&P products and components to both the O&P industry and the Company's own patient-care practices.

        Other—This consists of Hanger Corporate, Innovative Neurotronics, Inc. (IN, Inc.) and Linkia. IN, Inc. specializes in bringing emerging MyoOrthotics Technologies® to the O&P market.

        MyoOrthotics Technologies represents the merging of orthotic technologies with electrical stimulation. Linkia is a national managed-care agent for O&P services and a patient referral clearing house.

        The accounting policies of the segments are the same as those described in the summary of "Significant Accounting Policies" in Note B to the consolidated financial statements.

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE L—SEGMENT AND RELATED INFORMATION (Continued)

        Summarized financial information concerning the Company's reportable segments is shown in the following table. Intersegment sales mainly include sales of O&P components from the distribution segment to the patient-care centers segment and were made at prices which approximate market values.

(In thousands)	Patient-Care Centers	Distribution	Other	Consolidating Adjustments	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Three Months Ended September 30, 2010
Net sales
Customers	$180,721	$25,459	$569	$—	$206,749
Intersegments	—	44,016	870	(44,886)	—
Depreciation and amortization	2,746	248	1,477	—	4,471
Income (loss) from operations	33,676	8,437	(23,840)	42	18,315
Interest (income) expense	7,096	848	(308)	—	7,636
Income (loss) before taxes	26,580	7,589	(23,532)	42	10,679
Three Months Ended September 30, 2009
Net sales
Customers	$168,951	$23,049	$296	$—	$192,296
Intersegments	—	40,025	992	(41,017)	—
Depreciation and amortization	2,528	225	1,249	—	4,002
Income (loss) from operations	31,130	7,066	(14,392)	(42)	23,762
Interest (income) expense	(1,621)	1,761	7,552	—	7,692
Income (loss) before taxes	32,751	5,305	(21,944)	(42)	16,070
Nine Months Ended September 30, 2010
Net sales
Customers	$517,927	$71,506	$1,441	$—	$590,874
Intersegments	—	125,452	2,989	(128,441)	—
Depreciation and amortization	8,364	750	4,128	—	13,242
Income (loss) from operations	93,732	22,299	(60,357)	2	55,676
Interest (income) expense	21,278	2,554	(1,148)	—	22,684
Income (loss) before taxes	72,454	19,745	(59,209)	2	32,992
Capital expenditures	12,182	878	6,683	—	19,743
Nine Months Ended September 30, 2009
Net sales
Customers	$487,906	$65,919	$1,141	$—	$554,966
Intersegments	—	113,436	2,067	(115,503)	—
Depreciation and amortization	7,704	664	3,897	—	12,265
Income (loss) from operations	87,942	19,567	(44,535)	75	63,049
Interest (income) expense	(4,842)	5,300	22,436	—	22,894
Income (loss) before taxes	92,784	14,267	(66,804)	75	40,322
Capital expenditures	10,675	438	1,562	—	12,675
Total Assets
September 30, 2010	979,078	141,331	(216,849)	—	903,560
December 31, 2009	821,988	119,989	(66,941)	—	875,036

HANGER ORTHOPEDIC GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M—CORPORATE OFFICE RELOCATION

        The Company has moved its corporate headquarters from Bethesda, Maryland to Austin, Texas during the nine months ended September 30, 2010. In conjunction with the move, the Company has incurred employee separation costs, other relocation costs, and lease termination costs. Employee separation costs are expensed pro-ratably over the requisite service period. The Company incurred employee separation costs of $0.4 million and $3.7 million during the three and nine months ended September 30, 2010 respectively. The Company anticipates these costs will be paid to employees over the next twelve months. Other relocation costs totaled $2.5 million and $5.5 million for the three and nine months ended September 30, 2010. These costs are expensed when incurred and the Company anticipates incurring up to an additional $2.0 million over the next three to six months. As of September 30, 2010 the Company abandoned its lease premises in Bethesda, Maryland and has recorded a lease termination liability of $5.0 million, net of anticipated sub-lease recoveries. The lease termination cost will be paid out over the remaining term of the lease which expires in September 30, 2014.

        The following is a summary of the relocation liabilities to be paid in future periods:

(in thousands)	Employee Separation	Lease Termination	Total
Balance as of December 31, 2009 (unaudited)	$—	$—	$—
Amounts expensed	3,673	5,028	8,701
Amounts paid	(861)	—	(861)

Balance as of September 30, 2010 (unaudited)	$2,812	$5,028	$7,840

NOTE N—SUBSEQUENT EVENT

        The Company expects to file a shelf registration statement that registers the sale of certain debt securities of the Company, as well as guarantees of such debt securities ("Guarantees") by certain subsidiaries of the Company ("Guarantor Subsidiaries"). Separate condensed consolidating financial information is not included as the Company does not have independent assets or operations, the Guarantees are full and unconditional and joint and several, and any subsidiaries of the Company other than the Guarantor Subsidiaries are minor.

QuickLinks

  Exhibit 99.2
HANGER ORTHOPEDIC GROUP, INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (Unaudited)
HANGER ORTHOPEDIC GROUP, INC. CONSOLIDATED INCOME STATEMENTS For the Three and Nine Months Ended September 30, (Dollars in thousands, except share and per share amounts) (Unaudited)
HANGER ORTHOPEDIC GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Nine Months Ended September 30, (Dollars in thousands) (Unaudited)
HANGER ORTHOPEDIC GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS